EXHIBIT 99.1

RPX Corporation Announces CEO Transition

Company Provides Preliminary Fourth Quarter Results in Line with Guidance

SAN FRANCISCO – February 6, 2017 – RPX Corporation (NASDAQ: RPXC), the leading provider of patent risk and discovery management solutions, today announced that in response to a request of its Board of Directors, John Amster tendered his resignation as the Company's Chief Executive Officer on February 5, 2017. The Board has named Marty Roberts, the Company’s General Counsel since 2010, as interim CEO effective immediately.

The decision of the Board to seek Mr. Amster's resignation was a result of Mr. Amster’s request that the Board commence a process to sell the Company in a going-private transaction. While the Board, consistent with its fiduciary duties, will review and assess any bona fide proposal, the Board recently conducted a review of the Company's prospects and opportunities and disagrees with Mr. Amster’s views on this matter. Rather, the Board believes that unrealized potential for the Company's prospects can be achieved under new leadership and is confident in the Company's standalone opportunities.

“I am excited to continue my work with this talented Company as we look at additional ways to help corporate legal departments operate more efficiently,” said Mr. Roberts. “With nearly 330 companies in our client network, RPX is achieving its goal of moving patent transactions out of the courtroom and into the boardroom. We will continue to look for ways to expand the scope of our business and to bring the same kind of efficiencies to other legal processes.”

“John is a visionary leader, and under his direction a unique concept became reality,” said Shelby Bonnie, Lead Independent Director of the Board. “He and the rest of the RPX team have changed the way people think about patent licensing.”

Mr. Bonnie continued, “The RPX Board of Directors is focused on overseeing the CEO transition, the operating performance of RPX, and the creation of shareholder value. The Board believes that with increased operational focus, the execution of thoughtful strategic initiatives, and a well-designed capital return program, sustainable shareholder value can be created. The Board of Directors has confidence that Marty will provide clear leadership and vision in the management of the Company towards the above objectives until the search for a permanent CEO is complete.”

Mr. Roberts added, “The Board and management team are aligned in the long-term strategy for the Company. Further, the RPX team is completely focused on executing plans already in place, and continues to deliver unsurpassed value to our clients.”

Prior to joining RPX in 2010, Mr. Roberts served as General Counsel of Linden Lab where he was responsible for managing the legal department and advising the company’s board and management on legal issues and corporate governance matters. Before joining Linden Lab, he was Deputy General Counsel of eBay Inc., where he managed regulatory affairs and legal operations. Mr. Roberts received his law degree from the University of Alabama School of Law and a BA from the University of Virginia.

Preliminary Financial Results

Separately, the Company provided preliminary results for the fourth quarter of 2016. Total revenue for the three months ended December 31, 2016 is expected to be approximately $82 million. Total adjusted non-GAAP EBITDA for the three months ended December 31, 2016 is expected to be at the high end of the guidance range provided in the press release issued on November 3, 2016.

The Company will provide complete financial results for fourth quarter and full year 2016, along with its outlook for 2017, on its previously scheduled earnings call on February 14, 2017.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include the quotations above and statements regarding the financial performance of RPX for the three months ended December 31, 2016, as well as any statements regarding the Company’s strategic and operational plans. The financial information provided for the three months ended December 31, 2016 has not been audited and is preliminary. The Company’s actual results may differ materially from those predicted or implied in these forward-looking statements. Factors that may contribute to such differences include, among others, factors related to completing the audit related to the preliminary financial information provided in this press release, factors related to the search for a permanent CEO, the Company’s ability to maintain an adequate rate of growth, the success of the Company’s insurance and discovery management businesses as well as other new initiatives, and the Company’s ability to attract new clients and retain existing clients. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q on file and available at the SEC’s website at www.sec.gov. The Company does not intend, and undertakes no duty, to update any forward-looking statements to reflect future events or circumstances.

About RPX

RPX Corporation (NASDAQ: RPXC) is the leading provider of patent risk management and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of September 30, 2016, RPX had invested over $2 billion to acquire more than 16,400 US and international patent assets and rights on behalf of nearly 330 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions. Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

Contacts:

Investor Relations	Media Relations
JoAnn Horne	Jen Costa
Market Street Partners	RPX Corporation
(415) 445-3233	(415) 852-3180
ir@rpxcorp.com	media@rpxcorp.com